July 2015
Pricing Sheet dated July 31, 2015 relating to
Preliminary Terms No. 390 dated July 1, 2015
Registration Statement No. 333-200365
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Value of the S&P MidCap 400® Index due November 3, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – JULY 31, 2015
Issuer:		Morgan Stanley
Maturity date:		November 3, 2016
Underlying index:		S&P MidCap 400® Index
Aggregate principal amount:		$1,275,150
Payment at maturity:		If the final index value is greater than the initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		1,502.89, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		October 31, 2016, subject to postponement for non-index business days and certain market disruption events
Leverage factor:		300%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.025 per PLUS (110.25% of the stated principal amount)
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		July 31, 2015
Original issue date:		August 5, 2015 (3 business days after the pricing date)
CUSIP:		61765G556
ISIN:		US61765G5568
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.652 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10.00	$0.175(1)
		$0.05(2)	$9.775
Total	$1,275,150	$28,690.88	$1,246,459.12
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the PLUS.

Preliminary Terms No. 390 dated July 1, 2015

Product Supplement for PLUS dated November 19, 2014	Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.